                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:


[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.
               -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):


[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------


[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

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Notes:

                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.


                         -----------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                 MAY 30, 1996


                         -----------------------------


  NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders of Mobile Telecommunication Technologies Corp., a Delaware corporation (the "Company"), will be held at the Capital Club, 125 South Congress Street, Capital Towers Building, 19th Floor, Jackson, Mississippi 39201 on May 30, 1996 at 3:00 P.M., Central Daylight Savings Time, for the following purposes:

  (1) To elect two Directors to serve for a three-year term expiring at the 1999 Annual Meeting of Stockholders;

  (2) To consider and take action upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.01 per share ("Common Stock"), from 75 million shares to 100 million shares; and

  (3) To consider and take action upon any other matters that may properly come before the 1996 Annual Meeting or any adjournment thereof.

  Any action may be taken on any matters presented at the 1996 Annual Meeting on the date specified above or on any date or dates to which said meeting may be adjourned. Only holders of record of the Company's Common Stock as of the close of business on April 22, 1996 are entitled to notice of and to vote at the 1996 Annual Meeting or any adjournment thereof. Stockholders who do not attend the meeting in person are urged to mark, date, sign and return the enclosed proxy card in the return envelope to which no postage need be affixed.


                                           By Order of the Board of Directors

                                           /s/ Leonard G. Kriss
                                           --------------------------
                                           Leonard G. Kriss
                                           Secretary



Jackson, Mississippi
April 30, 1996

             IF YOU CANNOT BE PRESENT IN PERSON, PLEASE MARK, DATE
            AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY.

                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.

                            200 SOUTH LAMAR STREET
                          MTEL CENTRE, SOUTH BUILDING
                          JACKSON, MISSISSIPPI 39201

                         -----------------------------

                                PROXY STATEMENT

                         -----------------------------

  The enclosed proxy is solicited by the Board of Directors of Mobile Telecommunication Technologies Corp. (the "Company") in connection with the 1996 Annual Meeting of Stockholders to be held at the Capital Club, 125 South Congress Street, Capital Towers Building, 19th Floor, Jackson, Mississippi 39201 on May 30, 1996 at 3:00 P.M., Central Daylight Savings Time, or any adjournment thereof. This Proxy Statement and the enclosed proxy card were first sent or given to stockholders of the Company on or about April 30, 1996.


  Holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), as of the close of business on April 26, 1996 will be entitled to vote at the 1996 Annual Meeting or any adjournment thereof, and each holder of record of Common Stock on such date will be entitled to one vote for each share held. As of April 22, 1996, there were 54,259,697 shares of the Company's Common Stock outstanding.

  Shares of Common Stock cannot be voted at the 1996 Annual Meeting unless the beneficial owner is present or represented by proxy. Any stockholder giving a proxy may revoke it at any time before it is voted by giving written notice of revocation to the Company, c/o Leonard G. Kriss, Senior Vice President, General Counsel and Secretary, at the address shown above, or by executing and delivering prior to the 1996 Annual Meeting a proxy bearing a later date. Any stockholder who attends the 1996 Annual Meeting may revoke the proxy by voting his or her shares of Common Stock in person.


  All properly executed proxies, unless previously revoked, will be voted at the 1996 Annual Meeting or any adjournment thereof in accordance with the directions given. With respect to the election of two Directors to serve until the 1999 Annual Meeting, stockholders of the Company voting by proxy may vote in favor of both nominees, may withhold their vote for both nominees or may withhold their vote as to either nominee. With respect to the proposal to amend the Company's Restated Certificate of Incorportion to increase the number of authorized shares of Common Stock, stockholders may vote in favor or against such proposal or may abstain from voting with respect to such proposal. If no specific instructions are given, shares of Common Stock represented by a properly executed proxy will be voted FOR both nominees for election as Directors, FOR the proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and in the discretion of the persons named therein as proxies on all other matters that may be brought before the 1996 Annual Meeting or any adjournment thereof.

  A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the 1996 Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the 1996 Annual Meeting. The two nominees for election as Directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at the 1996 Annual Meeting. The affirmative vote of a majority of the shares of Common Stock issued and outstanding as of the record date for the 1996 Annual Meeting is required for the adoption of the proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. Abstentions and non-votes will have no effect on the outcome of the voting to elect the Directors. However, abstentions and non-votes will have the effect of a vote against the proposal described above. A non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of March 1, 1996 certain information with respect to all stockholders known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock, the only class of voting securities outstanding, as well as information with respect to the Company's Common Stock owned beneficially by each Director of the Company, each Executive Officer named in the Summary Compensation Table on page 8, and by all Directors and Executive Officers of the Company as a group. Certain information set forth in the table is based upon information contained in filings made by such beneficial owners with the Securities and Exchange Commission (the "Commission").


Name and Address of                                     Amount of Beneficial       Approximate
Beneficial Owner                                            Ownership(1)        Percent of Class
- -------------------------------------------------------------------------------------------------

T. Rowe Price Associates, Inc........................       5,138,117/(2)/                 9.4%
100 E. Pratt Street
Baltimore, MD 21202

John N. Palmer.......................................       1,830,659/(3)/                3.38%

Haley Barbour........................................          51,690/(4)/                   *

Thomas G. Barksdale..................................          83,000/(5)/                   *

Jai P. Bhagat........................................         459,838/(6)/                   *

Gregory B. Maffei....................................           5,000                        *

R. Faser Triplett....................................         214,080/(7)/                   *

E. Lee Walker........................................          35,000/(8)/                   *

John E. Welsh III....................................         350,435/(9)/                   *

Leonard G. Kriss.....................................         70,000/(10)/                   *

M. Bernard Puckett...................................        550,000/(11)/                   *

J. Robert Fugate.....................................        165,984/(12)/                   *

All Directors and Executive Officers of the Company
 as a Group (15 persons).............................      3,306,135/(13)/                6.17%
- -------------------------------------------------------------------------------------------------

* Less than 1%

(1) Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(2) Includes 541,217 shares of Common Stock issuable upon the conversion of the Company's $2.25 Cumulative Convertible Exchangeable Preferred Stock, 188,100 shares of Common Stock as to which T. Rowe Price Associates, Inc. has sole voting power and 4,596,900 shares of Common Stock as to which T. Rowe Price Associates, Inc. has sole dispositive power. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. The foregoing information is derived from Amendment No. 1 to a Schedule 13G dated February 12, 1996 and filed with the Commission on February 13, 1996.

(3) Includes 1,275,000 shares of Common Stock obtainable as of March 1, 1996 or within 60 days thereof by Mr. Palmer upon the exercise of options.


(4) Includes 50,000 shares of Common Stock obtainable as of March 1, 1996 or within 60 days thereof by Mr. Barbour upon the exercise of options. Also includes 650 shares of Common Stock held by Mr. Barbour as a custodian for his children, 100 shares of Common Stock held by Mr. Barbour's wife as to which Mr. Barbour may be deemed to share voting and dispositive power and 940 shares of Common Stock held by the Barbour & Rogers Profit Sharing Trust of which Mr. Barbour is a beneficiary.

(5) Includes 80,000 shares of Common Stock obtainable as of March 1, 1996 or within 60 days thereof by Mr. Barksdale upon the exercise of options.

(6) Includes 398,338 shares of Common Stock obtainable as of March 1, 1996 or within 60 days thereof by Mr. Bhagat upon the exercise of options.

(7) Includes 70,000 shares of Common Stock obtainable as of March 1, 1996 or within 60 days thereof by Dr. Triplett upon the exercise of options. Also includes 11,448 shares of Common Stock owned by Dr. Triplett's children, 24,132 shares of Common Stock owned by the Mississippi Allergy Clinic, P.A. Trust and 900 shares of Common Stock held by Dr. Triplett's wife, as to which Dr. Triplett may be deemed to share voting and dispositive power.

(8) Represents 35,000 shares of Common Stock obtainable as of March 1, 1996 or within 60 days thereof by Mr. Walker upon the exercise of options.

(9)  Includes 435 shares of Common Stock held for Mr. Welsh in the Company's
     Section 401(k) Employee Retirement Plan and Trust (the "401(k) Plan") and 350,000 shares of Common Stock obtainable as of March 1, 1996 or within 60 days thereof by Mr. Welsh upon the exercise of options.

(10) Represents 70,000 shares of Common Stock obtainable as of March 1, 1996 or within 60 days thereof by Mr. Kriss upon the exercise of options.

(11) Represents 550,000 shares of Common Stock obtainable as of March 1, 1996 or within 60 days thereof by Mr. Puckett upon the exercise of options.

(12) Includes 984 shares of Common Stock held for Mr. Fugate in the Company's 401(k) Plan and 165,000 shares of Common Stock obtainable as of March 1, 1996 or within 60 days thereof by Mr. Fugate upon the exercise of options.

(13) Includes 2,491,253 shares of Common Stock obtainable as of March 1, 1996 or within 60 days thereof by all current Directors and Executive Officers of the Company upon the exercise of options. Excludes all shares of Common Stock beneficially owned by Messrs. Fugate and Puckett who, as of March 1, 1996, were no longer Executive Officers of the Company.


  Section 16(a) of the Exchange Act requires the Company's Directors, Executive Officers and persons who beneficially own more than 10% of the Company's Common Stock to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of such Common Stock. Directors, Executive Officers and greater than 10% beneficial owners are required by Commission rules to furnish the Company with copies of all such reports. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations from the Company's Directors and Executive Officers that no other reports were required, all
Section 16(a) filing requirements applicable to the Company's Directors and Executive Officers were complied with during the year ended December 31, 1995, except that Thomas R. Ferguson (Treasurer--2 reports); Masood Garahi (Senior Vice President Technology--1 report), Elizabeth V. McCullouch (Vice President, Controller and Assistant Secretary--1 report), and Elizabeth D. Conklyn (former Senior Vice President - Human Resources and Organization--1 report) inadvertently failed to timely file certain reports of changes in beneficial ownership with respect to the grant of stock options in February and March 1995 pursuant to the Amended 1990 Plan (as defined below). These reports were filed by the named individuals in May 1995.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Notwithstanding anything to the contrary set forth in any previous filings
  --------------------------------------------------------------------------
made by the Company under the Securities Act of 1933, as amended, or the
- ------------------------------------------------------------------------
Exchange Act that might incorporate future filings, including this Proxy
- ------------------------------------------------------------------------
Statement, in whole or in part, the following report and the performance graph
- ------------------------------------------------------------------------------
on page 15 shall not be incorporated by reference into any of such filings.
- ---------------------------------------------------------------------------

  The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation.

  OVERVIEW AND OBJECTIVES. The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors which is comprised of Mr. Walker and Dr. Triplett, each of whom is a non-employee Director of the Company. The Compensation Committee has been delegated the authority by the Board of Directors to make determinations regarding the compensation of the Company's Executive Officers and to review the compensation paid to other management personnel. The Compensation Committee has also been delegated responsibility for administering the Company's 1988 and 1990 Executive Incentive Plans, as well as the Company's Short-Term Management Incentive Plan and Long-Term Management Incentive Plan. In discharging its responsibilities generally and in administering the Company's incentive plans in particular, the Compensation Committee's overall objectives are to (i) attract and retain the best possible executive talent, (ii) motivate executives to achieve the Company's performance goals and strategic objectives and (iii) link management and stockholder interests through appropriate equity based plans.


  COMPENSATION STRUCTURE GENERALLY. The key elements of the Company's executive compensation program have historically consisted of base salary, annual cash bonus and stock options. Base salaries were initially determined, and have been modified, primarily by evaluating the responsibilities of the position held by, and the experience of, each Executive Officer. The annual base salaries of certain of the Company's Executive Officers (including those named in the Summary Compensation Table on page 8) are the subject of employment agreements. These employment agreements provide for annual cost of living adjustments, in some cases after fixed increases during the initial years of such employment agreements. In 1995, the Compensation Committee determined to provide an 8.8% and 10% increase in the base salary of Messrs. Fugate and Kriss in light of the cost of living adjustment in that year (which would have been approximately 2.9%). In 1995, the Compensation Committee also amended the employment agreements of Messrs. Bhagat and Welsh to increase their base salaries in view of the increased responsibilities of their positions with the Company. See "Employment Agreements."

  Prior to 1993, annual cash bonuses were awarded by the Compensation Committee as a supplement to base salary based on the Compensation Committee's subjective assessment of Company and individual performance. Commencing in 1993, annual cash bonuses, if earned, have generally been awarded to Executive Officers of the Company and other management personnel of the Company and its subsidiaries under the Company's Short-Term Management Incentive Plan (the "STIP"). From time to time, the Compensation Committee may also authorize cash bonuses outside of the STIP, including cash bonuses for new management personnel and management personnel who are not selected by the Compensation Committee for participation in the STIP.

  The Compensation Committee believes that equity ownership acquired through stock-based compensation arrangements is an appropriate method of aligning the interests of management with the interests of the Company's stockholders. As a result, stock options have been awarded by the Compensation Committee to a wide range of personnel in the Company, including Executive Officers, as a means of attracting and retaining such personnel, rewarding achievement and providing an incentive for future performance. The 1988 and 1990 Executive Incentive Plans have been the primary vehicles for awarding stock options. In order to facilitate the continuation of the Compensation Committee's policy, the 1990 Executive Incentive Plan was amended by the Board of Directors of the Company in March 1995 (the "Amended 1990 Plan") to increase the number of shares of Common Stock available for awards thereunder from four million to six million shares and was subsequently approved by the stockholders of the Company at the 1995 Annual Meeting.

  In December 1992, the Board of Directors adopted the Long-Term Management Incentive Plan (the "LTIP"), which was subsequently approved by the Company's stockholders at the 1993 Annual Meeting. The LTIP seeks to enhance corporate performance and, ultimately, stockholder value, by linking compensation for certain senior management personnel participating in the LTIP to specific performance criteria. During 1994, as explained in more detail below, the Compensation Committee undertook a review of the LTIP to determine whether the LTIP as originally implemented provided the optimum linkage between executive performance and the enhancement of stockholder value. As a result of this review, the Compensation Committee revised the performance criteria and adjusted the stated amount of awards under the LTIP. See "Long-Term Management Incentive Plan."


  The Compensation Committee is mindful of the requirements of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility of certain executive compensation in excess of $1 million, but is also cognizant of the need to have the flexibility to exercise its judgment and discretion based on the facts and circumstances then existing so that compensation decisions are in the best interests of the Company and are fair to the affected executives. Since some types of compensation payments and their deductibility depend upon the timing of action by the executive (such as the exercise of stock options) and because interpretations of and changes in the tax laws as well as other factors beyond the Compensation Committee's control may also affect the deductibility of compensation, in certain instances a portion of the compensation paid by the Company may not meet the deductibility requirements of section 162(m).


  SHORT-TERM MANAGEMENT INCENTIVE PLAN. The STIP provides for the payment of annual cash bonuses to Executive Officers of the Company and other management personnel of the Company and its subsidiaries selected for participation by the Compensation Committee, based upon the achievement of specific corporate performance criteria. However, any specific corporate performance criteria not achieved at a 90% level of achievement or better is disregarded for purposes of calculating any award under the STIP for an Executive Officer. The Compensation Committee is also authorized to establish personal performance objectives for each participant in the STIP, as well as criteria based on the performance of a discrete business unit for which the participant has responsibility. The pre-defined corporate performance criteria generally applicable to Executive Officers under the STIP, upon which 90% of the annual award under the STIP for 1995 was based and which were generally weighted equally, included units in service, revenues, operating cash flow and net income. In 1995, 10% of the annual award under the STIP for an Executive Officer was based upon the achievement of personal performance objectives. The STIP provides for threshold, target and maximum award levels, with the actual bonus entitlement generally being based on the overall blended level of achievement of all applicable performance criteria. In 1995, two of the pre-defined corporate performance criteria were not achieved at the threshold level and the relative achievement of the two remaining performance criteria resulted in an overall level of achievement of 41.5%. The Compensation Committee also determined that each of the Executive Officers who participated in the STIP during 1995 met their respective personal performance objectives at the target level, and, the Compensation Committee determined that awards under the STIP for the Executive Officers named in the Summary Compensation Table would equal 10% of the awards otherwise payable at the stated achievement levels. See "Summary of Cash and Certain Other Compensation."

  LONG-TERM MANAGEMENT INCENTIVE PLAN. The Compensation Committee determined during 1994 to retain Towers Perrin, a nationally recognized compensation consulting firm, to assist the Compensation Committee in conducting a review of the Company's LTIP. Given the rapidly changing nature of the Company's business, the Compensation Committee perceived that the existing program of long-term performance awards tied to pre-defined corporate performance criteria based on the Company's operating results did not provide the optimum linkage between executive performance and the enhancement of stockholder value. The Compensation Committee also took into account trends in long-term compensation in the Company's own industry and others that have resulted in greater emphasis on total return to stockholders as a principal factor in determining long-term compensation. Accordingly, the Compensation Committee implemented revised performance criteria under the LTIP for both the 1993-1995 and 1994-1996 performance cycles and such revised performance criteria will apply to the 1995-1997 and subsequent performance cycles. The new criteria are based on the change in the market price of the Company's

Common Stock relative to changes in the market prices of the common stocks of approximately 36 companies in a telecommunications industry index selected by SIC code. Awards under the LTIP will be earned if (a) the Company's total return to stockholders ("TRS") over the performance cycle exceeds the rate of return on a three-year United States Treasury Bill over the performance cycle, assuming such United States Treasury Bill had been purchased on the first day of the performance cycle and (b) the Company's TRS meets or exceeds certain levels of the total return to stockholders for the companies in such telecommunications industry index. The Compensation Committee believes that the use of the revised performance criteria will more effectively align the interests of senior management with those of the Company's stockholders, and will enhance stockholder value by better focusing senior management on long-term strategic objectives.


  In addition, based on an analysis of compensation data provided by Towers Perrin with respect to other companies in the telecommunications industry and certain other factors, the Compensation Committee determined to adjust the stated amounts of awards under the LTIP. As originally implemented, the stated amount of awards under the LTIP at the threshold, target and maximum levels were calculated by multiplying the participant's average annual base salary (excluding bonuses) over the three year performance cycle by 62.5%, 125% and 187.5%, respectively. The Compensation Committee has adjusted the stated amounts of the awards under the LTIP for the 1993-1995, 1994-1996, and 1995-1997 performance cycles so that the stated amounts at the threshold, target and maximum levels will now be calculated by multiplying such participant's average annual base salary (excluding bonuses) over the performance cycle by 25%, 50% and 100%, respectively. The awards, if earned, will be payable in cash, shares of Common Stock or options to purchase Common Stock, or any combination thereof, as the Compensation Committee, in its discretion, determines at the end of each performance cycle. For the 1993-1995 performance cycle, the Company achieved the established criteria discussed above at the 44.28% level. The Compensation Committee has determined to pay such awards in the form of stock options. See "Long-Term Incentive Plan" on page 11.


  CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Palmer, Chairman of the Board of the Company, served as the Company's Chief Executive Officer until May 25, 1995, at which time Mr. Puckett was elected as Chief Executive Officer by the Board of Directors of the Company. Mr. Puckett resigned from his positions as a Director, President and Chief Executive Officer of the Company effective as of January 4, 1996 and Mr. Palmer resumed his role as acting Chief Executive Officer as of such date. Messrs. Palmer and Puckett received a base salary of $550,021 and $450,016, respectively, in 1995 pursuant to the terms of their employment agreements which were effective as of April 4, 1989 and January 11, 1994, respectively. Mr. Palmer's employment agreement provided for a base salary of $338,000 and $400,000 during the first and second years of the employment term, and provides for a base salary of $450,000 for each year thereafter, subject to an annual cost of living adjustment. Mr. Puckett's employment agreement provided for a base salary of $400,000 and $450,000 during the first and second years of the employment term. In 1994, the Compensation Committee determined to provide for a 5% increase in the annual base salary of Mr. Palmer (as well as the other Executive Officers of the Company) in lieu of the cost of living adjustment (which would have been approximately 3%) provided for in Mr. Palmer's employment agreement and, in 1995, the Compensation Committee amended Mr. Palmer's employment agreement to provide for a base salary of $550,000 effective for that year. In addition, Mr. Palmer and Mr. Puckett participated in the STIP and the LTIP on the same general terms as other Executive Officers of the Company which, as discussed above, are performance based compensation plans. See "Short-Term Management Incentive Plan" and "Long-Term Management Incentive Plan" above and "Employment Agreements."

  CONCLUSION. The Compensation Committee believes that the policies articulated above, including the STIP, the LTIP and the Amended 1990 Plan, will continue to ensure that the interests of the Company's Executive Officers, managers and other key employees are tied to the interests of the Company's stockholders.


Respectfully submitted,


E. Lee Walker
R. Faser Triplett

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth, for the years ended December 31, 1995, 1994, and 1993, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the individuals who served as Chief Executive Officer during 1995 and the four most highly compensated other Executive Officers of the Company who were Executive Officers as of December 31, 1995 in all capacities in which they serve.

                                       SUMMARY COMPENSATION TABLE
                                                                           Long Term Compensation
                                                                   -------------------------------------
        Annual Compensation                                                   Awards            Payouts
 -------------------------------                                   -------------------------   ---------
    (a)                    (b)    (c)          (d)      (e)            (f)          (g)         (h)         (i)
                                                         Other                                              All
                                                         Annual     Restricted                             Other
                                                         Compen       Stock       Securities    LTIP      Compen-
   Name and                     Salary       Bonus       sation      Award(s)     Underlying   Payouts     sation
 Principal Position       Year  ($)(1)       ($)(2)      ($)(3)        ($)        Options (#)   ($)(4)     ($)(5)
- -------------------------------------------------------------------------------------------------------------------
John N. Palmer(6)........ 1995 $550,021  $ 13,021      $     -          -          100,000      $243,515   $34,853
Chairman of the Board     1994  490,238    24,512            -          -               -            -      35,252
and acting Chief          1993  472,500   265,781            -          -               -            -      34,708
Executive Officer

M. Bernard Puckett(7).... 1995  450,016    10,654            -          -               -        199,239     3,049
Formerly President and    1994  389,488    19,474            -          -          550,000           -       2,268
Chief Executive Officer   1993       -          -            -          -               -            -          -

Jai P. Bhagat............ 1995  350,013     8,286            -          -               -        154,964    17,119
Executive Vice President  1994  290,636    14,532            -          -          155,000           -      17,124
                          1993  262,500   147,656            -          -               -            -       2,324

John E. Welsh III........ 1995  350,013     8,286            -          -           50,000       154,964     2,013
Vice Chairman and Acting  1994  300,000    45,000(9)         -          -          200,000           -         240
Chief Financial Officer   1993  252,000   141,876            -          -               -            -          -

J. Robert Fugate(8)...... 1995  270,010     6,392            -          -           50,000       119,544     1,579
Formerly Senior Vice      1994  245,118    37,256(9)         -          -               -            -       1,579
President-Finance         1993  236,250   132,891            -          -               -            -       1,579

Leonard G. Kriss......... 1995  260,010     6,156            -          -           50,000       115,116     2,262
Senior Vice President,    1994  233,445    36,813(9)         -          -               -            -       2,262
General Counsel and       1993  206,257   112,500            -          -          100,000           -       2,262
Secretary

- -------------------------------------------------------------------------------------------------------------------

(1) See "Employment Agreements" below.


(2) Two of the pre-defined corporate performance criteria applicable to certain Executive Officers of the Company under the STIP were not achieved at the threshold level in 1995. Accordingly, awards paid under the STIP to the Executive Officers named in the Summary Compensation Table for the year ended December 31, 1995 were paid in an amount equal to 10% of the award otherwise payable to such Executive Officers at the actual overall achievement level. The pre-defined corporate performance criteria applicable to certain Executive Officers were not achieved in 1994. Awards paid under the STIP in 1994 were based on the achievement of personal performance objectives and were equal to 5% of 1994 base salary.
    See "Compensation Committee Report on Executive Compensation."


(3) The amount of "Other Annual Compensation" for 1995, 1994 and 1993 for each of the Executive Officers named in the table did not meet the threshold reporting requirements under the rules of the Commission.


(4) The amounts reflected in "LTIP Payouts" represent the stated value of awards that have been earned under the LTIP in respect of the 1993-1995 performance cycle based on achievement of the established criteria at the 44.28% level. The Compensation Committee has determined to pay such awards in the form of stock options.

(5) "All Other Compensation" includes the Company's contribution in the amount of $240 on behalf of each Executive Officer to the 401(k) Plan, premiums paid by the Company on behalf of such Executive Officers for life insurance and, in the case of Mr. Bhagat, approximately $14,800 which represents interest imputed to Mr. Bhagat with respect to a $400,000 unsecured, interest-free loan made by the Company to Mr. Bhagat in connection with the relocation of his residence in January 1994. Mr. Bhagat repaid the subject loan in full in April 1996. See "Certain Transactions."


(6) Mr. Palmer served as Chief Executive Officer of the Company until Mr. Puckett was elected as Chief Executive Officer by the Board of Directors on May 25, 1995. Mr. Puckett resigned from his positions as a Director, President and Chief Executive Officer of the Company as of January 4, 1996, and Mr. Palmer resumed the role as acting Chief Executive Officer immediately thereafter.

(7) Mr. Puckett resigned as a Director, President and Chief Executive Officer of the Company as of January 4, 1996.

(8) Mr. Fugate resigned as Senior Vice President - Finance and Chief Financial Officer of the Company as of February 22, 1996.

(9) Includes cash awards of $30,000, $25,000 and $25,000 paid to Messrs. Welsh, Fugate and Kriss, respectively, which represent special discretionary awards granted to employees of the Company deemed to have made a significant contribution to the success of the Company.

STOCK OPTIONS

  The following table sets forth certain information with respect to stock options granted during the year ended December 31, 1995 under the Company's Amended 1990 Plan to the Executive Officers of the Company named in the Summary Compensation Table on page 8.

                             Option Grants in 1995

         (a)                 (b)                      (c)                (d)             (e)              (f)
                     Number of Securities     % of Total Options     Exercise or                      Grant Date
                      Underlying Options         Granted to             Base         Expiration         Present
        Name            Granted (#)(1)         Employees in 1995     Price ($/sh)       Date          Value (2)(3)
- ------------------------------------------------------------------------------------------------------------------
John N. Palmer......       100,000                 14.10%              $23.125         5/25/05       $1,664,000
M. Bernard Puckett..             0                   N/A                 N/A             N/A            N/A
Jai P. Bhagat.......             0                   N/A                 N/A             N/A            N/A
John E. Welsh III...        50,000                  7.05%               23.125         5/25/05          832,000
J. Robert Fugate....        50,000                  7.05%               23.125         5/25/05          832,000
Leonard G. Kriss....        50,000                  7.05%               23.125         5/25/05          832,000

- -----------------------------------------------------------------------------------------------------------------

(1) The stock options reflected in this table vest as to 33 1/3% of the shares of Common Stock covered thereby on the first anniversary of the date of grant, with an additional 33 1/3% of such options vesting eighteen months and twenty-four months after the date of grant. The exercise price of all of such stock options reflected in this table is equal to the fair market value of the Common Stock on the date of grant. See "Change in Control Arrangements" for a description of the vesting provisions of stock options granted under the Amended 1990 Plan in the event of a change in control.

(2) The actual value, if any, that an Executive Officer may ultimately realize will depend on the excess of the stock price over the exercise price on the date the stock option is exercised. Therefore, there can be no assurance that the value realized by an Executive Officer upon actual exercise of the stock options granted in 1995 will be at or near the Grant Date Present Value indicated in the table.

(3) As required by the Commission's rules regarding the disclosure of executive compensation, the Company has used the Black-Scholes option pricing model to determine the Grant Date Present Value. The Company does not advocate or necessarily agree that the Black-Scholes option pricing model can determine with reasonable accuracy the value of such stock options. To the extent that the Grant Date Present Value of the stock options determined in accordance with the Black-Scholes option pricing model is achieved, the stockholders of the Company will also have benefitted from an increased stock price.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth certain information with respect to stock options exercised during the year ended December 31, 1995 by the Executive Officers of the Company named in the Summary Compensation Table on page 8, as well as unexercised stock options held by such Executive Officers as of December 31, 1995.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

(a)                        (b)          (c)                     (d)                            (e)
                                                       Number of Securities            Value of Unexercised
                                                      Underlying Unexercised           In-the-Money Options
                         Shares                        Options at FY-End (#)             at FY-End ($)(2)
                        Acquired         Value         -------------------------   -------------------------
Name                on Exercise (#)  Realized ($)(1)   Exercisable Unexercisable   Exercisable Unexercisable
- -------------------------------------------------------------------------------------------------------------
John N. Palmer......          -      $       -         1,275,000         100,000       $22,543,750   $     0
M. Bernard Puckett..          -              -           366,630         183,370         1,099,890   550,110
Jai P. Bhagat.......          -              -           346,666         103,334         4,798,750         0
John E. Welsh III...          -              -           216,660         183,340         1,710,383   683,368
J. Robert Fugate....     60,000        1,413,625         165,000          50,000         2,094,375         0
Leonard G. Kriss....     30,000          498,750          70,000          50,000           551,250         0

- ------
(1) The amounts set forth in this column represent the difference between the market price of the Common Stock on the date of exercise and the exercise price.

(2) The amounts set forth in this column represent the difference between the market price of the Common Stock as of December 29, 1995 ($21.375 per share) and the exercise price of in-the-money stock options.

LONG-TERM INCENTIVE PLAN

  The following table sets forth information concerning awards granted during the year ended December 31, 1995 under the Company's LTIP to the Executive Officers of the Company named in the Summary Compensation Table on page 8. The actual payout of any awards reflected in the table below is conditioned upon the achievement of certain performance criteria over the three-year performance cycle commencing January 1, 1995 and concluding December 31, 1997. See "Compensation Committee Report on Executive Compensation--Long-Term Management Incentive Plan" on page 6.

            LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR(1)

                                                                       Estimated Future Payouts(2)
                                                                    ---------------------------------
(a)                                  (b)                   (c)             (d)        (e)       (f)
                                  Number of            Performance
                                   Shares,              or Other
                                    Units             Period Until
                                   or Other             Maturation     Threshold    Target    Maximum
Name                              Rights (#)            or Payout      ($ or #)    ($ or #)   ($ or #)
- ------------------------------------------------------------------------------------------------------
John N. Palmer........             - (3)                1995-97        $137,505   $275,011    $550,021
M. Bernard Puckett(4).             - (3)                1995-97           N/A        N/A        N/A
Jai P. Bhagat.........             - (3)                1995-97          87,503    175,007     350,013
John E. Welsh III.....             - (3)                1995-97          87,503    175,007     350,013
J. Robert Fugate(4)...             - (3)                1995-97           N/A        N/A        N/A
Leonard G. Kriss......             - (3)                1995-97          65,002    130,005     260,010
- --------------

(1) See the Summary Compensation Table on page 8 for information regarding the payment of awards under the LTIP for the 1993-1995 performance cycle.

(2) The stated amount of awards under the LTIP (the "Stated Amount") at the threshold, target and maximum levels are calculated by multiplying 25%, 50% and 100%, respectively, by the participant's average annual cash compensation, excluding bonuses, over the performance cycle. For purposes of this table, it has been assumed that average annual cash compensation for each Executive Officer named in the table equals cash compensation, excluding bonuses, payable to such Executive Officer in the last fiscal year. Awards under the LTIP for the 1995-1997 performance cycle will be earned if (a) the Company's total return to stockholders ("TRS") over the performance cycle exceeds the rate of return on a three-year United States Treasury Bill over the performance cycle, assuming such United States Treasury Bill had been purchased on the first day of the performance cycle and (b) the Company's TRS meets or exceeds certain levels of the TRS of approximately 36 companies included in the telecommunications industry group ("TII Group") that includes all companies (other than the Company) listed in SIC #4812 (Radio Telephone Communications). The target amount will be earned if the Company's TRS during the 1995-1997 performance cycle falls within the 75th percentile of the TRS for the same period of the TII Group. The threshold and maximum amounts will be earned if the Company's TRS for such performance cycle falls within the 50th and 90th percentiles of the TRS of the TII Group for the same period, respectively. Awards will be interpolated to reflect the incremental attainment of performance criteria between the threshold, target and maximum levels. These award levels may be modified, under certain circumstances, as the Compensation Committee deems appropriate and advisable. See also "Change in Control Arrangements."

(3) If earned, awards will be payable at the end of the 1995-1997 performance cycle in cash, in shares of Common Stock and/or in the form of stock options, as determined by the Compensation Committee. The cash and Common Stock components of an award, if any, will be paid in three equal annual installments beginning no later than April 15 of the year following the end of the performance cycle. The stock option component of an award, if any, will be deemed granted as of April 15 of the year following the end of the performance cycle for which the award is made and will vest as to 100% of the shares of Common Stock covered thereby one year after the date of grant. The Common Stock component of an award will vest in full when paid. If applicable, the number of shares of Common Stock subject to options constituting the stock option component of an award shall be determined by dividing that percentage of the Stated Amount of such award payable in options, as determined by the Compensation Committee, by the average closing price of the Common Stock for the last 45 trading days of the last calendar year (the "Average Closing Price") in the performance cycle for which the award is made. The exercise price of such options shall be the Average Closing Price. Accordingly, such options can only be profitably exercised to the extent the market price of the Common Stock subsequent to the vesting of the options exceeds the Average Closing Price. If applicable, the number of shares of Common Stock constituting the Common Stock component of an award shall be determined by dividing that percentage of the Stated Amount of the award payable in shares of Common Stock by the Average Closing Price.

(4) Messrs. Puckett and Fugate have resigned from their positions as Executive Officers of the Company and are no longer eligible to participate in the LTIP.

COMPENSATION OF DIRECTORS

  Directors who are officers of the Company receive no additional compensation for serving on the Board. Directors who are not officers of the Company receive an annual fee of $10,000 and an additional fee of $600 for each Board and committee meeting attended. Mr. E. Lee Walker and Dr. R. Faser Triplett were each granted options to purchase 70,000 shares of Common Stock at an exercise price of $2.25 per share and $5.25 per share, respectively, at the time of their initial election as Directors in 1988 and 1989, respectively. In addition, Messrs. Haley Barbour and John E. Welsh III were each granted options to purchase 50,000 shares of Common Stock at an exercise price of $9.50 per share in connection with their initial election to the Board of Directors in

September 1992. Mr. Thomas G. Barksdale, a Director of the Company, holds options to purchase 80,000 shares of the Company's Common Stock having an exercise price of $2.25 per share that were granted in 1988 to Mr. Barksdale in connection with his employment by the Company. Mr. Barksdale's options were continued in effect pursuant to a severance agreement entered into at the time of his resignation as an officer in December 1989.

EMPLOYMENT AGREEMENTS


   The Company entered into an employment agreement with Mr. Palmer as of April 4, 1989 providing for his employment as Chairman of the Board and Chief Executive Officer of the Company for a seven-year term. Mr. Palmer's employment agreement provides for a one-year automatic extension of the term at the end of each year during the term unless the Company or Mr. Palmer elects not to have the term so extended. Upon the appointment of Mr. Puckett as Chief Executive Officer in May 1995, Mr. Palmer's employment agreement was amended to provide for his continued employment as Chairman of the Board. Mr. Palmer was appointed acting Chief Executive Officer upon Mr. Puckett's resignation on January 4, 1996. See "Chief Executive Officer Compensation" for additional information regarding Mr. Palmer's employment agreement.


   The Company entered into an employment agreement with Mr. Puckett as of January 11, 1994 which provided for Mr. Puckett's employment as President and Chief Operating Officer of the Company for a five-year term. The employment agreement provided for a one-year automatic extension of the term at the end of each year during the term unless the Company or Mr. Puckett elected not to have the term so extended. The agreement with Mr. Puckett provided for an annual salary of $400,000 in the first year of the employment term, an annual salary of $450,000 in the second year of the employment term and an annual salary of $500,000 in each year thereafter. Mr. Puckett resigned from his positions as a Director, President and Chief Executive Officer of the Company as of January 4, 1996. Following his resignation, Mr. Puckett's employment agreement was amended to ensure his continued availability to the Company through December 31, 1996, during which period Mr. Puckett will continue to receive his base salary. In addition, and in lieu of participating in any of the Company's incentive plans during 1996, Mr. Puckett's amended employment agreement provides for a one-time payment on January 1, 1997 in an amount equal to $1,000,000, less 50% of the aggregate fair market value of the Common Stock on the date of exercise of stock options, less the aggregate option exercise prices paid by Mr. Puckett in excess of $2,000,000.

  In addition, the Company entered into an employment agreement with Mr. Bhagat as of April 4, 1989 which provides for Mr. Bhagat's employment as Vice Chairman of the Company for a five-year term and provides for a one-year automatic extension of the term at the end of each year during the term unless the Company or Mr. Bhagat elects not to have the term so extended. The Company also entered into employment agreements with Messrs. John E. Welsh III and Leonard G. Kriss that are for two-year terms and provide for a one-year automatic extension of the terms at the end of each year during the terms unless the Company or such Executive Officer elects not to have the term so extended. Mr. Fugate resigned from his position as Senior Vice President-Finance on February 22, 1996.


  These employment agreements provide for annual cost of living adjustments, in some cases after fixed increases during the initial years of such employment agreements. Such agreements also provide that the Board of Directors may authorize increases in such Executive Officers' salaries in lieu of the annual cost of living increase. See "Compensation of Directors and Executive Officers-- Compensation Committee Report on Executive Compensation" on page 5. In the event of an Executive Officer's disability during the term of the agreement, monthly payments of approximately 60% of such Executive Officer's monthly salary (up to a maximum of $6,000) will be made to such Executive Officer for the longer of 42 months or the duration of such disability. These disability payments are funded by insurance with respect to all Executive Officers except Mr. Palmer whose disability payments are the direct obligation of the Company.

CHANGE IN CONTROL ARRANGEMENTS


  The Amended 1990 Plan provides that all outstanding stock options granted thereunder will automatically become vested and exercisable in full (i) upon a filing pursuant to any federal or state law in connection with any tender offer for shares of the Company (other than a tender offer by the Company), (ii) upon the signing of any agreement for the merger or consolidation of the Company with another corporation or for the sale of all or substantially all of the assets of the Company, (iii) upon adoption of any resolution of reorganization or dissolution of the Company by the stockholders, (iv) upon the occurrence of any other event or series of events, which tender offer, merger, consolidation, sale, reorganization, dissolution or other event or series of events, in the opinion of the Board of Directors, will, or is likely to, if carried out, result in a change of control of the Company, or (v) if during any period of two consecutive years, individuals who at the beginning of such period constituted the Directors of the Company cease for any reason to constitute a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors of the Company at the beginning of any such period). In the event of a change in control of the Company, as defined in the LTIP, all proposed awards and any unvested or unpaid portion of an award under the LTIP that has been earned shall become vested, and the entire award shall be payable, as of the date of such event. For purposes of the LTIP, a change in control shall be deemed to have occurred if (i) any person becomes the beneficial owner of securities of the Company representing 30% or more of the outstanding voting power of the Company's then outstanding securities, (ii) during any period of two years, at least a majority of the Board of Directors ceases to consist of individuals who served continuously on the Board since the beginning of such period, unless the election or nomination for election of each Director during such period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such period, (iii) the stockholders of the Company approve a merger of the Company, other than (x) a merger in which voting securities of the Company would continue to represent more than 80% of the voting power of the surviving entity or (y) a merger to effect a recapitalization of the Company in which no person acquires more than 30% of the voting power of the Company's then outstanding securities, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


  The Compensation Committee of the Board of Directors consists of Mr. Walker and Dr. Triplett, neither of whom serves as an officer or employee of the Company or any of its subsidiaries. Dr. Triplett is an officer, director and a majority owner of a corporation that provides travel related services to the Company and to which the Company paid approximately $3.6 million in 1995. A substantial portion of this amount represents reimbursement to this corporation for payments made to third-party vendors. See "Compensation of Directors" for information concerning options granted to Dr. Triplett and Mr. Walker.


CERTAIN TRANSACTIONS


  In March 1995, Mr. Bhagat, Vice Chairman and a Director of the Company, sold his 40% equity interest in, and Mr. Bhagat and his wife resigned as directors and officers of, a company located in Jackson, Mississippi that provides pager repair and maintenance services to a subsidiary of the Company. Through the period January 1995 through March 1995, the Company's subsidiary paid Mr. Bhagat's former company an aggregate of approximately $527,003 for such services. In addition, during the same period, Mr. Bhagat's former company purchased obsolete equipment from the Company for an aggregate consideration of approximately $256,000. In 1994, the Company also loaned Mr. Bhagat $400,000 on an unsecured interest-free basis in connection with the relocation of his residence in January 1994. Mr. Bhagat repaid this loan in full in April 1996.


  In 1995, Mr. Thomas G. Barksdale, a Director of the Company, provided certain consultancy services to the Company on a project specific basis for an annual fee of $75,000.

  In 1995, the Company loaned Mr. Robert T. Pike, Senior Vice President of Human Resources of the Company, $99,000 on an unsecured interest-free basis in connection with the relocation of his residence in December 1995. Mr. Pike repaid this loan in full in March 1996.

STOCKHOLDER RETURN PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Common Stock of the Company during the period from December 31, 1990, to December 31, 1995, with (i) the cumulative total stockholder return of companies comprising the Nasdaq Stock Market Index and (ii) the total stockholder return of a peer group of companies, weighted by market capitalization as of the beginning of the period. This peer group consists of Dial Page, Inc., Nextel Communications, Inc., Paging Network, Inc., Rogers Cantel Mobile Communications Inc. and Vodafone Group, plc. The graph assumes $100 invested on December 31, 1990, as well as the reinvestment of any dividends. The comparisons in this table are required by the Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
              AMONG MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.,
         NASDAQ STOCK MARKET-U.S. & FOREIGN INDEX AND PEER GROUP INDEX


Measurement period                     NASDAQ          PEER GROUP
(Fiscal year Covered)      MTEL        INDEX             INDEX
- ---------------------     -----        ------          ----------
Measurement PT -
12/90                    $100.00       $100.00          $100.00

FYE 12/91                $154.00       $160.00          $150.00
FYE 12/92                $206.00       $185.00          $141.00
FYE 12/93                $359.00       $214.00          $210.00
FYE 12/94                $289.00       $207.00          $207.00
FYE 12/95                $317.00       $288.00          $223.00

BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors of the Company held five meetings during 1995. The Audit Committee of the Board of Directors, which is comprised of Messrs. Barbour, Barksdale and Maffei, held four meetings during 1995. The principal functions of the Audit Committee include the review of the results of the annual audit with the Company's independent public accountants and the review of the adequacy of the Company's internal accounting controls and practices. The Audit Committee also makes a recommendation to the Board of Directors concerning the selection of the independent public accountants to be retained by the Company. The Compensation Committee held four meetings in 1995. The Compensation Committee has been delegated certain authority by the Board of Directors with respect to matters relating to the Company's 1988 Executive Incentive Plan and the Amended 1990 Plan, as well as the Short-Term and Long-Term Management Incentive Plans, and is responsible for determining the compensation for the Executive Officers of the Company. The Company's Board of Directors does not have a standing committee on nominations. Each director attended at least seventy-five percent (75%) of the meetings of the board of directors and the committees on which such director serves.


                             ELECTION OF DIRECTORS

  The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors of the Company shall be divided into three classes of Directors, excluding those Directors who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation. The Company's Board of Directors is currently comprised of eight Directors, two classes consisting of three Directors each and one class consisting of two Directors. Each Director is elected for a three-year term, with one class of Directors being elected at each annual meeting of stockholders.

  All holders of Common Stock of the Company are entitled to participate in the election of Directors at each annual meeting. Except as otherwise required by law or established by the Board of Directors with respect to the holders of any class or series of preferred stock, the holders of Common Stock exclusively possess such voting power.

  Set forth below is information concerning the nominees for Directors to be elected at the 1996 Annual Meeting for a three-year term expiring at the 1999 Annual Meeting, as well as certain information concerning the Directors whose terms extend beyond the 1996 Annual Meeting. If any nominee for election as a Director at the 1996 Annual Meeting for any reason should become unavailable for election, or if a vacancy should occur before the election (which events are not anticipated), it is intended that the shares of Common Stock represented by the proxies will be voted for such other person as the Board of Directors of the Company shall designate.


DIRECTORS TO BE ELECTED AT THE 1996 ANNUAL MEETING


  Thomas G. Barksdale, age 58, has served as a Director of the Company since October 1988. Mr. Barksdale has served as a member of the State of Mississippi Oil and Gas Board since 1992 and was elected Vice Chairman of such Board in May 1994. Mr. Barksdale served as President and Chief Operating Officer of the Company from December 1988 to December 1989.

  E. Lee Walker, age 53, is a private investor and has served as a Director of the Company since October 1988. From June 1986 to March 1990, Mr. Walker served as President and Chief Operating Officer of Dell Computer Corp., a computer manufacturer located in Austin, Texas. Mr. Walker also serves as a director of The Continuum Company, Inc.

DIRECTORS WHOSE TERMS EXTEND BEYOND THE 1996 ANNUAL MEETING

  Haley Barbour, age 48, was elected a Director of the Company in September 1992. Mr. Barbour is currently the Chairman of the Republican National Committee and has been an attorney in Washington, D.C. and Yazoo City, Mississippi for approximately twenty years. Mr. Barbour also serves as a director of Deposit Guaranty National Bank. Mr. Barbour's term as a Director of the Company expires at the 1998 Annual Meeting.


  Jai P. Bhagat, age 49, has served as Vice Chairman of the Company since May 1995 and as Executive Vice President and a Director since October 1988. Mr. Bhagat has also served as President and Chief Executive Officer of SkyTel Corp. since May 1995. Mr. Bhagat is a past Chairman and currently serves on the Executive Committee of the Board of Directors of the Personal Communications Industry Association, a national association representing the mobile telecommunications industry, and also serves as a director of Wireless Access, Inc. Mr. Bhagat's term as a Director of the Company expires at the 1998 Annual Meeting.

  R. Faser Triplett, M.D., age 63, has been a Director of the Company since May 1989. Dr. Triplett has been a practicing physician in Jackson, Mississippi since 1966. Mr. Triplett's term as a Director of the Company expires at the 1998 Annual Meeting.

  Gregory B. Maffei, age 35, was elected a Director of the Company in May 1995. Mr. Maffei has served as Treasurer of Microsoft Corporation since April 1994 and is currently a director of Citrix Systems. Mr. Maffei also served as a director and Executive Vice President and Chief Financial Officer of Pay 'N Pak Stores, Inc. from January 1991 to August 1992. Pay 'N Pak Stores, Inc. filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on September 21, 1991.


  John N. Palmer, age 61, has served as the Chairman of the Board of Directors of the Company since October 1988, acting Chief Executive Officer of the Company since January 4, 1996 and Chief Executive Officer of the Company from October 1988 to May 1995. Mr. Palmer previously served as Chairman of the Board, President and Chief Executive Officer of Mobile Communications Corporation of America ("MCCA") from 1973 to April 1989. Mr. Palmer is also a director and a member of the Executive Committee of Entergy Corporation and Deposit Guaranty National Bank and is a director of East Group Properties and Deposit Guaranty Corporation. In addition, Mr. Palmer serves as Vice Chairman of the National Trustees of the Kennedy Center for the Performing Arts. Mr. Palmer's term as a Director of the Company expires at the 1997 Annual Meeting.

  John E. Welsh III, age 45, has served as Vice Chairman of the Company since May 1995, acting Chief Financial Officer of the Company since February 1996, Managing Director of the Company since December 1992 and as a Director of the Company since September 1992. Mr. Welsh was a principal in Seaport Capital, Inc., a financial advisory and merchant banking firm, from January 1992 to December 31, 1994. From 1983 through December 1991, Mr. Welsh was a Managing Director of the investment banking group of Prudential Securities, Inc. Mr. Welsh also serves as a director of York International Corporation. Mr. Welsh's term as a Director of the Company expires at the 1997 Annual Meeting.

                         PROPOSAL TO AMEND THE RESTATED
                          CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

  The Board of Directors of the Company has adopted a resolution unanimously approving and recommending to the Company's stockholders for their approval an amendment to the current Restated Certificate of Incorporation of the Company (the "Certificate") increasing the number of authorized shares of Common Stock of the Company from 75,000,000 to 100,000,000 shares.


  The Certificate currently provides that the Company is authorized to issue up to 75,000,000 shares of Common Stock. As of March 31, 1996, approximately 54,138,197 shares of Common Stock were issued and outstanding and 4,162,500, 150,200 and 1,675,978 additional shares of Common Stock were reserved for issuance upon conversion of the Company's outstanding $2.25 Cumulative Convertible Exchangeable Preferred Stock, 6.75% Convertible Subordinated Debentures due 2002 and 7.5% Accruing Convertible PIK Preferred Stock (the "PIK Preferred"), respectively. In addition, approximately 6,784,000 shares of Common Stock were reserved for issuance in connection with the Company's equity based incentive plans. Accordingly, approximately 8,089,125 authorized but unissued and unreserved shares of Common Stock are available for general use by the Company on an unrestricted basis.

  The Company is involved in discussions with other prospective investors regarding the purchase of an additional $20.0 million to $30.0 million of PIK Preferred. In addition, under the terms of the Company's PIK Preferred, the Company is permitted to pay dividends accruing thereon in the form of additional shares of PIK Preferred which, by their terms, are convertible into shares of Common Stock. Since certain of the Company's borrowing arrangements presently prohibit the payment of cash dividends, the Company will be required to pay such dividends by issuing additional shares of PIK Preferred and, upon any such issuance, the Company will be required to reserve authorized but unissued shares of Common Stock to permit conversion of such PIK Preferred shares in accordance with their terms, thereby further reducing the number of the available shares of Common Stock.

  The proposed amendment to the Certificate would increase the number of authorized shares of Common Stock by 25,000,000 shares. The additional shares of Common Stock for which authorization is sought, if and when issued, would have the same rights and privileges as the shares of Common Stock now outstanding. No change would be made to any outstanding preferred stock of the Company including, but not limited to, the Series C Junior Participating Preferred Stock, the $2.25 Cumulative Convertible Exchangeable Preferred Stock and the PIK Preferred.

  The Board of Directors recommends the increase in the authorized Common Stock to enable the Company to have additional shares available for issuance in connection with future acquisitions, public or private financings involving the sale of Common Stock or securities convertible into Common Stock, employee benefit plans and other purposes. If the proposal to amend the Certificate to increase the number of authorized shares of Common Stock is approved at the 1996 Annual Meeting, the Board of Directors will have greater flexibility to issue additional shares Common Stock without the expense and delay of a stockholders' meeting unless stockholder approval is otherwise required. Except as described above, the Company has no current plans, agreements or arrangements for the issuance of additional shares of Common Stock, other than the issuance of shares of Common Stock upon conversion of outstanding convertible securities, upon the exercise of outstanding stock options and awards under employee benefit plans.

  The Board of Directors has the authority to authorize the issuance of additional shares of Common Stock without stockholder approval unless such approval is otherwise required by applicable law or Nasdaq National Market or stock exchange rules. The issuance of additional shares of Common Stock could, under certain circumstances, render more difficult or discourage an attempt by a third party to obtain control of the Company. For example, the issuance of shares of Common Stock in a public or private sale, merger, or similar transaction would increase the number of the Company's outstanding shares, thereby diluting the interest of a party seeking to acquire control of the Company and increasing the cost of such transaction.

  In addition, the Certificate as currently in effect allows the Company to issue one or more series of preferred stock having such voting rights, conversion features and other characteristics as the Board of Directors deems appropriate. Consequently, the Company could issue an additional series of preferred stock that could be converted into Common Stock and have a further dilutive effect on the interest of the party seeking to acquire control of the Company or that has rights and characteristics that may otherwise defeat or discourage an attempt by a third party to obtain control of the Company. Management currently knows of no intent or plan on the part of any person or entity to gain control of the Company.

  Issuances of additional shares of Common Stock, depending upon the timing and circumstances, could dilute earnings per share and decrease the book value per share of shares theretofore outstanding and each stockholder's percentage ownership of the Company may be proportionately reduced.

  The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock is needed for the approval of this proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

  The Board of Directors recommends a vote FOR the proposal to amend the Certificate to increase the number of authorized shares of Common Stock.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP served as the auditors of the Company for the year ended December 31, 1995, and is currently serving in such capacity for the year ending December 31, 1996. Representatives of the firm of Arthur Andersen LLP are expected to be present at the 1996 Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.


                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  Stockholders who wish to submit a proposal for consideration at the 1997 Annual Meeting should submit the proposal in writing to the Company at the address set forth on page 1 of this Proxy Statement. A proponent of a proposal is required to have been a record or beneficial owner of at least 1% or $1,000 in market value of Common Stock of the Company for a period of at least one year and must continue to own such securities through the date on which the 1997 Annual Meeting is held. The Company has the right to request documentary support (as provided in Rule 14a-8 promulgated by the Commission pursuant to the Exchange Act) of the proponent's ownership claim within 14 calendar days after receipt of the proposal, and the proponent shall furnish appropriate documentation within 21 days after receiving such request. Proposals must be received by the Company on or before December 31, 1996 for inclusion in next year's proxy materials. Stockholders who submit proposals must, in all other respects, comply with Rule 14a-8 under the Exchange Act.


                                 MISCELLANEOUS

  The Board of Directors does not intend to present and knows of no other person who intends to present any matter of business at the 1996 Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their best judgment.

  The Company will bear the costs of preparing and mailing the Proxy Statement, proxy card and other material that may be sent to stockholders in connection with this solicitation. In addition to solicitations by mail, officers and other employees of the Company may solicit proxies personally or by telephone or telegram. The Company has retained Beacon Hill Partners, Inc. to assist in the solicitation of proxies in connection with the 1996 Annual Meeting. The Company has agreed to pay Beacon Hill Partners, Inc. a fee of $3,000 plus reasonable out-of-pocket expenses for such services.


                              By Order of the Board of Directors


                              /s/ Leonard G. Kriss
                              ------------------------------
                              Leonard G. Kriss
                              Secretary


Jackson, Mississippi
April 30, 1996

                  MOBILE TELECOMMUNICATION TECHNOLOGIES CORP.

                 Annual Meeting of Stockholders--May 30, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


  The undersigned hereby appoints Robert T. Pike and Leonard G. Kriss and each of them as Proxies and authorizes them to represent and vote all the shares of Common Stock of Mobile Telecommunication Technologies Corp. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 30, 1996 and at any adjournment thereof (i) as designated below for the election of the Directors and the proposed amendment to the Company's Restated Certificate of Incorporation and (ii) at the discretion of said Proxies on such other matters as may properly come before such Annual Meeting.

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NOT SPECIFIED, WILL BE VOTED FOR THE NOMINEES IN ITEM 1 AND FOR THE PROPOSAL
                         ---                            ---
DESCRIBED IN ITEM 2.



                                (Continued and to be signed on the reverse side)
                                 ----------------------------------------------

   X
 ----
Please mark
your votes
like this

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
                       OF THE DIRECTORS SET FORTH BELOW
               AND FOR THE AMENDMENT DESCRIBED IN ITEM 2 BELOW.


1.  Election of Thomas G. Barksdale and E. Lee Walker as Directors.


        [ ]                      [ ]                             [ ]
        FOR               WITHHOLD AUTHORITY              WITHHOLD AUTHORITY
    all nominees       to vote for all nominees       to vote for the following

- --------------------------------------------------------------------------------
(To withhold authority for any nominee, write the individual's name in the space above.)


2. Amendment of Restated Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 75 million to 100 million.


                [ ]               [ ]              [ ]
                FOR             AGAINST          ABSTAIN




Please mark, date and sign exactly as the name appears herein and return this proxy card in the enclosed envelope. Persons signing as executors, administrators, trustees, etc. should so indicate. If joint account, each joint owner should sign. In the case of a corporation or partnership, the full name of the organization should be used and the signature should be that of a duly authorized officer or partner.

Signature(s)                                     Date  May   , 1996
            ---------------------------------          --------------------

(If held jointly, each joint owner should sign.)

- ------------------------------------------------------------